Calculation of Earnings Per Share

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                                         Thirteen Weeks Ended
                                        ----------------------
                                      March 28,       March 30,
                                        1998            1997
                                      ------------  ------------

Basic earnings:
   Net income                         $342,850,000  $135,064,000

   Weighted average number of
     common shares outstanding         284,215,000   282,842,000

   Basic earnings per share                  $1.21         $0.48

Diluted earnings:
   Net income                         $342,850,000  $135,064,000

   Weighted average number of
     common shares outstanding         284,215,000   282,842,000

   Dilutive effect of out-
     standing stock options and
     stock incentive rights              2,659,000     1,478,000

   Weighted average number of
     shares outstanding, as
     adjusted                          286,874,000   284,320,000

   Diluted earnings per share                $1.20         $0.48


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